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                                                        EXHIBIT 23.1


                CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS


        We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of YES! Entertainment Corporation for the registration of 831,000 shares of its common stok issued in connection with the cancellation of indebtedness to various vendors and to the incorporation by reference therein of our report dated February 26, 1997 except as to Note 16, as to which the date is March 18, 1997, with respect to the consolidated financial statements and schedule of YES! Entertainment Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securites and Exchange Commission.

                                                /s/ ERNST & YOUNG LLP


San Jose, California
October 24, 1997